UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2014

Akorn, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Louisiana
(State or Other Jurisdiction of Incorporation)

001-32360 (Commission File Number)	72-0717400 (IRS Employer Identification No.)

1925 W. Field Court, Suite 300 Lake Forrest, Illinois (Address of Principal Executive Offices)	60045 (Zip Code)

(847) 279-6100
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On April 17, 2014, Akorn Enterprises, Inc., a Delaware corporation (“Purchaser”) completed its merger (the “Merger”) with and into Hi-Tech Pharmacal Co., Inc., a Delaware corporation (“Hi-Tech”), as result of which Hi-Tech has been acquired by, and is wholly owned by, Akorn Inc., a Louisiana corporation (“Akorn”).  The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of August 26, 2013 (“Merger Agreement”) by and among Akorn, Purchaser and Hi-Tech.  The Merger became effective at 7:54am Eastern Daylight Time on April 17, 2014.

Item 1.01  Entry into a Material Definitive Agreement.

On April 17, 2014, Akorn, together with its wholly owned domestic subsidiaries (the “Akorn Loan Parties”), entered into two financing arrangements, consisting of:  (a) a $600.0 million senior secured term loan financing with a term of seven (7) years (the “Term Facility”), and (b) up to $150.0 million of a senior secured revolving loan facility, with a term of five (5) years (the “Revolving Facility”, and with the Term Facility, the “JPM Facilities”).

Term Facility:
Akorn entered into a $600.0 million Term Facility pursuant to a Loan Agreement dated April 17, 2014 (the “Term Loan Agreement”) between the Akorn Loan Parties as borrowers, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as lender and as administrative agent for certain other lenders.  Akorn may increase the loan amount up to an additional $150.0 million, or more, provided certain financial covenants and other conditions are satisfied.

The Term Facility is secured by all of the assets of the Akorn Loan Parties, including springing control of Akorn’s primary deposit account pursuant to a Deposit Account Control Agreement on customary terms.

The Term Loan Agreement requires quarterly principal repayment equal to 0.25% of the initial loan amount of $600.0 million, with a final payment of the remaining principal balance due at maturity seven (7) years from the date of closing of the Term Loan Agreement.  Akorn may prepay all or a portion of the remaining outstanding principal amount under the Term Loan Agreement at any time, or from time to time, subject to prior notice requirement to the lenders and payment of applicable fees.  Prepayment of principal will be required should Akorn incur any indebtedness not permitted under the Term Loan Agreement, or effect the sale, transfer or disposition of any property or asset, other than in the ordinary course of business.  To the extent the Term Facility is refinanced within the first 6 months of closing, a 1.00% prepayment fee will be due.

Interest will accrue based, at Akorn’s election, on an adjusted prime/federal funds rate (“ABR Loan”) or an adjusted LIBOR (“Eurodollar Loan”) rate, plus a margin of 2.50% for ABR Loans, and 3.50% for Eurodollar Loans.  Each such margin will decrease by 0.25% in the event Akorn’s senior debt to EBITDA ratio for any quarter falls to 2.25:1.00 or below.  During an event of default, as defined in the Loan Agreement, any interest rate will be increased by 2.00% per annum.

Akorn intends to use the proceeds of the Term Facility primarily to finance Akorn’s acquisition of Hi-Tech, as described in Item 2.01 below.

Revolving Facility:
A Revolving Facility of up to $150 million was made pursuant to a Credit Agreement dated April 17, 2014 (the “Credit Agreement”) among the Akorn Loan Parties  as borrowers, JPMorgan Chase Bank, N.A. as administrative agent, and Bank of America, N.A., as syndication agent for certain other lenders (at closing, Bank of America, N.A. and Wells Fargo Bank, N. A.).  Subject to other conditions in the Credit Agreement, advances under the Revolving Facility will be made in accordance with a borrowing base consisting of the sum of the following:

(a)	85% of eligible accounts receivable;
(b)	The lesser of:
a.	65% of the lower of cost or market value of eligible raw materials and work in process inventory, valued on a first in first out basis, and
b.	85% of the orderly liquidation value of eligible raw materials and work in process inventory, valued on a first in first out basis;
(c)	The lesser of:
a.	75% of the lower of cost or market value of eligible finished goods inventory, valued on a first in first out basis, and
b.
85% of the orderly liquidation value of eligible finished goods inventory, valued on a first in first out basis up to 85% of the liquidation value of eligible inventory (or 75% of market value finished goods inventory); and

(d)	Less any reserves deemed necessary by the administrative agent, and allowed in its permitted discretion.

The total amount available under the Revolving Facility includes a $10.0 million letter of credit facility.

Under the terms of the Credit Agreement, if availability under the Revolving Facility falls below 12.5% of commitments or $15.0 million for more than 30 consecutive days, Akorn may be subject to cash dominion, additional reporting requirements, and additional covenants and restrictions. Akorn may seek additional commitments to increase the maximum amount of the Revolving Exposure to a total of $200.0 million.

Unless cash dominion is exercised by the lenders in connection with the Revolving Facility, Akorn will be required to repay the Revolving Facility after 5 years, subject to permitted extension, and will pay interest on the outstanding balance monthly based, at Akorn’s election, on an adjusted prime/federal funds rate (“ABR”) or an adjusted LIBOR (“Eurodollar”), plus a margin determined in accordance with Akorn’s consolidated fixed charge coverage ratio (EBITDA to fixed charges) as follows:

Fixed Charge Coverage Ratio	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1 > 1.50 to 1.0	0.50%	1.50%
Category 2 > 1.25 to 1.00 but < 1.50 to 1.00	0.75%	1.75%
Category 3 < 1.25 to 1.00	1.00%	2.00%

During an event of default, as defined in the Credit Agreement, any interest rate will be increased by 2.00% per annum.

The Revolving Facility will be secured by all of the assets of Akorn and its domestic subsidiaries, including springing control of Akorn’s primary deposit account pursuant to a Deposit Account Control Agreement on customary terms. The financial covenants require the Akorn Loan Parties to maintain the following on consolidated basis:

1.  Minimum Liquidity, as defined in the Credit Agreement, of not less than (a) $120.0 million plus (b) 25% of the Revolving Facility commitments during the three month period preceding the June 1, 2016 maturity date of Akorn's $120.0 million of senior convertible notes.

2. Ratio of EBITDA to fixed charges of no less than 1.00 to 1.00 (measured quarterly for the trailing 4 quarters).

Akorn intends to use any proceeds from borrowings under the Revolving Facility for working capital needs and for the general corporate purposes of Akorn and its subsidiaries, and to replace existing letters of credit currently outstanding under Akorn’s prior revolving credit facility with Bank of America, N.A., which is being terminated concurrently with the effectiveness of the JPM Facilities.

General Terms:

The JPM Facilities contain representations, warranties and affirmative and negative covenants customary for financings of this type.  The JPM Facilities place customary limitations on indebtedness, distributions, liens, acquisitions, investments, and other activities of the Akorn Loan Parties in a manner designed to protect the collateral while providing flexibility for growth and the historic business activities of Akorn and its subsidiaries.

The foregoing descriptions of the Credit Agreement and Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and Loan Agreement, which are incorporated by reference to Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement.

Upon entering into the JPM Facilities, on April 17, 2014, the Akorn Loan Parties and Bank of America, N.A. early terminated their $60.0 million revolving Loan and Security Agreement (the “BofA Agreement”), which by its terms was set to terminate in March 2016.  The BofA Agreement was entered into on October 7, 2011 as a $20.0 million revolving credit facility, and was amended on October 4, 2013 to increase the total loan commitment to $60.0 million.  The BofA Agreement allowed Akorn to early terminate the lenders’ commitments under the agreement upon 90 days’ notice at any time after the first year.  The parties had agreed in advance to the termination of the BofA Agreement upon completion of the Merger and entry into the Term Loan Agreement and Credit Agreement with JPMorgan.

At the time of termination of the BofA Agreement, Akorn had no outstanding loan balance and one outstanding letter of credit in the amount of $0.5 million, which was transferred to the new Credit Agreement with JPMorgan. No penalties were incurred or paid by Akorn in relation to the termination of the BofA Agreement.  Akorn paid fees of less than $0.1 million to Bank of America, N.A. upon termination of the BofA Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

Pursuant to the Merger Agreement, on April 17, 2014, Purchaser merged with and into Hi-Tech, with Hi-Tech continuing as the surviving corporation and becoming a wholly owned subsidiary of Akorn.  Pursuant to the Merger Agreement, (i) each outstanding share of Hi-Tech common stock, par value $0.01 (each a “Share”), was converted into the right to receive $43.50 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), and (ii) each outstanding option, restricted stock grant, restricted stock subject to vesting or similar rights to purchase or acquire Shares (“Stock Rights”), whether or not vested, was canceled in exchange for the right to receive a cash payment equal to the Merger Consideration, less the applicable exercise price of such Stock Right.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference to Exhibit 2.1 to this Current Report on Form 8-K.  A copy of the press release issued by Akorn on April 17, 2014 to announce the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

In connection with the Merger, Akorn has entered into an agreement (the “Divestment Agreement”) with Watson Laboratories, Inc., a wholly owned subsidiary of Actavis plc, to divest certain rights and assets related to three products marketed under Abbreviated New Drug Applications — Ciprofloxacin Hydrochloride Ophthalmic Solution, Levofloxacin Ophthalmic Solution and Lidocaine Hydrochloride Jelly — and one product marketed under a New Drug Application: Lidocaine/Prilocaine Topical Cream.  The Divestment Agreement further includes one product under development. This divestiture was required pursuant to a proposed consent order accepted by vote of the Federal Trade Commission on April 11, 2014.   The closing of the Divestment Agreement, which was contingent upon the consummation of Akorn’s acquisition of 50% or more of the voting securities of Hi-Tech, took place on April 17, 2014.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited financial statements required pursuant to this Item 9.01(a) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(b) Pro forma Financial Information.

The pro forma financial information required pursuant to this Item 9.01(b) in relation to the Merger will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report was required to be filed.

(d) Exhibits.

See attached exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2014

AKORN, INC.

	By:	/s/ Timothy A. Dick
		Name:	Timothy A. Dick
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of August 26, 2013, by and among Akorn, Inc., Akorn Enterprises, Inc. and Hi-Tech Pharmacal Co., Inc. (incorporated by reference to Exhibit 2.1 of Akorn’s Current Report on Form 8-K filed on August 27, 2013).

10.1
Term Loan Agreement dated as of April 17, 2014 among Akorn and its wholly owned domestic subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., Deutsche Bank AG New York Branch, and Morgan Stanley Senior Funding, Inc., as Syndication Agents.

10.2	Credit Agreement dated as of April 17, 2014 among Akorn and its wholly owned domestic subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

99.1	Press Release issued on April 17, 2014 by Akorn, Inc. announcing completion of the acquisition of Hi-Tech.